Exhibit 10.39

STEVENS & BOLTON LLP

DATED 26 June 2008

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

(1) RACKSPACE LIMITED

(2) DOUG LOEWE

COMPROMISE AGREEMENT

Stevens & Bolton LLP

The Billings

GUILDFORD

GU1 4YD

Ref: SJD/RA 1123.1

CONTENTS

		Page No
1	TERMINATION OF EMPLOYMENT	1
2	TERMINATION PAYMENT AND TAX	1
3	PENSION	2
4	RETURN OF COMPANY PROPERTY	2
5	SETTLEMENT OF CLAIMS	2
6	INDEPENDENT ADVICE	4
7	STATUTORY CONDITIONS SATISFIED	5
8	LEGAL EXPENSES	5
9	DIRECTORSHIP	6
10	SHARE OPTIONS	6
11	EMPLOYMENT CONTRACT	6
12	COVENANTS AND WARRANTIES	6
13	GENERAL	8
ANNEX 1		10
ADVISER’S LETTER PURSUANT TO CLAUSE 6		10
ANNEX 2		11
RESIGNATION AS A DIRECTOR		11

THIS AGREEMENT is made on BETWEEN	26 June 2008

(1)	RACKSPACE LIMITED (registered number 03897010) a company incorporated in England and Wales whose registered office is at 4 The Square, Stockley Park, Uxbridge, Middlesex, UB11 1EA (“Company”); and

(2)	DOUG LOEWE of Flat 6, Queens Court, 25-27 Earl’s Court Square, London, SW5 9DA (“Employee”)

IT IS AGREED AS FOLLOWS

1	TERMINATION OF EMPLOYMENT

The Employee’s employment with the Company ended on 24 June 2008 (“Departure Date”). The Employee has received normal salary and benefits up to the Departure Date. The Employee will also receive a bonus payment of £41,496 in respect of his half-yearly bonus (1 January to 24 June 2008) within 21 days of the Departure Date. The payments are all subject to deductions in respect of income tax and National Insurance contributions and are all made through the Company’s usual payroll arrangements. Pay in lieu of accrued unused leave (if any) will be paid to the Employee within the period specified in paragraph 2.1. Subject to the terms of this Agreement, the Employee’s entitlement to salary and benefits terminated on the Departure Date.

2	TERMINATION PAYMENT AND TAX

2.1	Within 21 days of the Company receiving a copy of this Agreement signed by the Employee, and the letters referred to at clauses 6.3 and 9, but in any event following the Departure Date, the Company will make the following payments to the Employee, subject to the remaining terms of this Agreement:

2.1.1	the sum of £41,000 as compensation for the termination of the Employee’s employment; and

2.1.2	the sum of £116,700.64 as payment in lieu of the Employee’s contractual notice period; and

2.1.3	the sum of £41,496 as a payment in lieu of the Employee’s bonus for the notice period.

2.2	The first £30,000 of the sums referred to in sub-clause 2.1.1 and the benefits referred to in Clause 3 will be paid free from deductions of income tax and National Insurance contributions as it is the parties’ understanding that the first £30,000 may be made without deduction for tax under section 403 of the Income Tax (Earnings and Pensions) Act 2003. Tax will be deducted from any excess over £30,000 at the basic rate following issue of the Employee’s form P45. The Employee shall be responsible for the payment of any additional tax or National Insurance contributions.

2.3	The sums referred to in clauses 2.1.2 and 2.1.3 above shall be paid subject to deductions for National Insurance contributions and income tax at the basic rate following issue of the Employee’s form P45. The Employee shall be responsible for the payment of any additional tax or National Insurance contributions.

2.4	Other than in respect of any tax and National Insurance contributions deducted by the Company, the Employee fully indemnifies the Company on a continuing basis against all other taxes and National Insurance contributions in respect of the payments and benefits provided, (or to be provided), pursuant to this Agreement, and in respect of all costs, claims, demands, charges, expenses, penalties and interest incurred by the Company arising out of those payments and benefits.

3	PENSION

Following the Departure Date, and receipt by the Company of a copy of this Agreement, (and subject to the remaining terms of this Agreement) the Company will make a payment of £9,880 into the Company’s Legal & General Pension Scheme (the Pension Scheme), subject always to IIM Revenue & Customs limits and lo the rules of the Pension Scheme from time to time in force.

4	RETURN OF COMPANY PROPERTY

4.1	By signing this Agreement the Employee confirms and warrants that:

4.1.1	save as provided in clause 4.2 and 4.3, return to the Company all documents, papers, materials, credit cards, keys, computer hardware, software and data, mobile phone, fax machine, keys or other property belonging or relating to the Company, any Group Company (as defined in clause 13.2), or any officer, employee, customer, supplier, banker, agent or professional adviser of the Company or any Group Company, which are in his possession or control, and the Employee undertakes that no copies, drafts, reproductions, notes, extracts or summaries of any such property have been made or kept in any form; and

4.1.2	inform David Belle Isle of the Company of all passwords and other codes used by the Employee immediately prior to the termination of his employment to access any part of the Company’s computer system (or that of any Group Company); and

4.1.3	delete from any hard disk used by the Employee on a computer at his home, or at any location other than the Company’s premises, (or those of any Group Company), any data which relates in any way to the Company, any Group Company, (or to any officer, employee, customer, supplier or shareholder of the Company or any Group Company).

4.2	The Employee may retain his Company laptop until 4 July 2008. The Employee must make arrangements with the Company to ensure the laptop is returned on or before 4 July 2008.

4.3	The Employee may retain use of his mobile phone number and the Company shall use its reasonable endeavours to effect the transfer of the mobile phone number to the Employee.

5	SETTLEMENT OF CLAIMS

5.1	The Employee represents and warrants that:

5.1.1	he has instructed the Adviser who is referred to in clause 6 to advise whether he has or may have any Statutory Claims (as defined in clause 5.4) against the Company, any Group Company, or any of its or their officers, employees or shareholders, arising out of or in connection with his employment by the Company and/or its termination; and

5.1.2	he has provided the Adviser with whatever information is in his possession to enable the Adviser to advise whether he has or may have any such Statutory Claims; and

5.1.3	he, having had legal advice from the Adviser may have Statutory Claims of unfair dismissal against the Company, any Group Company, or its or their officers, employees or shareholders (“Alleged Claims”); and

5.1.4	he, having had legal advice from the Adviser, has no Statutory Claims other than those referred to in this clause 5.1 against the Company, any Group Company, or its or their officers, employees or shareholders, arising out of or in connection with his employment with the Company and/or its termination,

5.2	The Alleged Claims hereby unconditionally and irrevocably waived by the Employee and will not be repeated, referred to or pursued either by the Employee or by anyone else on his behalf.

5.3	The Employee accepts the payments and benefits to be given to him under clauses 2.1 and clause 3 of this Agreement in full and final settlement of the Alleged Claims and all other claims and rights of action (whether under common law, equity, statute or otherwise) in any jurisdiction in the world, howsoever arising, (including but not limited to contractual claims, breach of contract and tort) which the Employee (or anyone on his behalf) has or may have against the Company, any Group Company, or its or their officers, employees or shareholders, arising from or connected with the Employee’s employment by the Company, its termination and any other matter concerning the Company or any Group Company whether such claims are known or unknown to the parties and whether or not they are or could be in the contemplation of the parties at the signature of this Agreement, including claims which as a matter of law do not at the date of this Agreement exist and whose existence cannot currently be foreseen with the exception that this clause 5.3 shall not apply to any pension rights or pension benefits which have accrued to the Employee up to the Departure Date, or to any personal injury claims relating to the Employee but not for any claims of compensation or damages for personal injury which may be brought pursuant to discrimination legislation. The Employee warrants that he is not aware of any personal injury claim whatsoever (or any circumstances which may give rise to one) subsisting at the date of this Agreement.

5.4

A Statutory Claim for the purposes of this clause 5 means any claim for or relating to unfair dismissal, a statutory redundancy payment, equal pay, sex, race or disability discrimination or discrimination on grounds of age, sexual orientation or religion or belief, working time, unauthorised deduction from wages, unlawful detriment on health and safety grounds, a protective award, minimum wage, data protection, part-time work, flexible working, information and consultation or any other statutory employment rights which the Employee, (or anyone on his behalf), has or may have under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination

Act 1995, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Working Time Regulations 1998, the Trade Union and Labour Relations (Consolidation) Act 1992, the Public Interest Disclosure Act 1998, the National Minimum Wage Act 1998, the Data Protection Act 1998, the Employment Relations Act 1999, Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Act 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendments) Regulations 2006, the Employment Equality (Age) Regulations 2006 and any Treaty, Directive, Regulation or Recommendation of the European Union.

5.5	It is a fundamental term of this Agreement that;

5.5.1	the payments to be given to the Employee under clause 2.1 and the provision of benefits to the Employee set out in clause 3 shall at all times be conditional on the Employee refraining from issuing or pursuing any type of employment related proceedings in respect of the Alleged Claims, any other Statutory Claim, any other claim referred to in sub-clause 5.3 or any contractual or common law claim (howsoever arising), (with the exception of any claim for accrued pension rights or pension benefits, or for personal injury but not any claim for compensation or damages which may be brought pursuant to discrimination legislation, as in clause 5.3), against the Company, any Group Company, or its or their officers, employees or shareholders, (and whether in an Employment Tribunal, the High Court, a County Court or otherwise); and

5.5.2	if the Employee subsequently issues or pursues such employment related proceedings in breach of this Agreement then the payments paid to the Employee under this Agreement together with the value of all benefits provided under this Agreement shall be repayable to the Company forthwith on demand and no further benefits shall be provided; and

5.5.3	the total sum shall be recoverable as a debt, together with all costs (including legal costs) incurred by the Company (or by any Group Company, or any of its or their officers, employees or shareholders, as applicable,) in recovering the sum and/or in relation to any proceedings so brought by the Employee.

The repayment provision of this clause 5.5 shall be without prejudice to the Company’s right to seek further damages from the Employee in respect of the breach referred to in this clause and any other breach of this Agreement.

5.6	The Employee acknowledges that the Company has relied on this clause 5 in deciding to enter into this Agreement.

6	INDEPENDENT ADVICE

6.1	The Employee warrants that he has received independent legal advice from David Williams of Kemp Little LLP, Cheapside House, 138 Cheapside, London, EC2V 6BJ

(the Adviser) as to the terms and effect of this Agreement, in particular regarding the Employee’s ability to institute or pursue any claims (including the Alleged Claims) in an Employment Tribunal following signature of this Agreement.

6.2	The Employee warrants that the Adviser is a qualified independent lawyer and has provided written confirmation of that competence and authorisation. The Employee agrees that the Adviser has confirmed that there was in force, when such independent legal advice was given, a contract of insurance or an indemnity provided for members of a profession or professional bodies covering the risk of a claim by the Employee against the Adviser as a result of any advice given in relation to this Agreement, (disregarding any insured deductible or excess).

6.3	The Employee shall procure that the Adviser shall complete a letter addressed to the Company in the form attached at Annex 1 to this Agreement.

7	STATUTORY CONDITIONS SATISFIED

This Agreement is entered into pursuant to the relevant provisions of section 203(3) Employment Rights Act 1996, section 77(4A) Sex Discrimination Act 1975, section 72(4A) Race Relations Act 1976, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, Regulation 35 of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 35 of the Employment Equality (Religion or Belief) Regulations 2003, paragraph 2(2) of Schedule 5 of the Employment Equality (Age) Regulations 2006, section 288 Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 35 of the Working Time Regulations 1998, section 49(4) National Minimum Wage Act 1998, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Workers (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 41 of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendments) Regulations 2006 and Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and the parties confirm that the relevant conditions regulating Compromise Agreements in those Acts and Regulations have been satisfied.

8	LEGAL EXPENSES

The Company agrees to contribute up to £1,000 excluding VAT towards the Employee’s reasonable legal expenses incurred exclusively in connection with obtaining legal advice on the terms of this Agreement. This sum will be paid direct to the Adviser within 28 days following receipt of an invoice addressed to the Employee and marked payable by the Company.

9	DIRECTORSHIP

On signature of this Agreement the Employee agrees to resign as a Director of the Company and of any Group Company, such resignations taking effect from the Departure Date, and will forthwith provide the Board of Directors of the Company with a letter of resignation in the form attached at Annex 2 and will sign any forms required to be filed with the Registrar at Companies House. The Employee must return the letter of resignation to the Company with the Employee’s signed copy of this Agreement.

10	SHARE OPTIONS

10.1	The Employee hereby acknowledges that pursuant to clause 5.1 of the Slime Option Agreement dated 29 June 2007 and made between (1) Macro Holding, Inc., (2) the Company and (3) the Employee over 100,000 common stock of $0,001 each in the capital of Macro Holding, Inc., (the “Option Agreement”) the option granted to him pursuant to the Option Agreement shall lapse in its entirety with effect from the Departure Date.

10.2	The Employee acknowledges the effect of clause 13 of the Option Agreement and unconditionally and irrevocably waives all and any claims which he may have had in respect of the Option Agreement.

10.3	The Employee further acknowledges that he has no present or future right or entitlement to acquire shares or other equity securities either Macro Holding, Inc., or the Company which has been provided to the Employee by reason of his employment other than those under the Option Agreement.

11	EMPLOYMENT CONTRACT

The Employee acknowledges that clauses 18, 19, 25 and 26 of his contract of employment with the Company dated 26 March 2007 remain in full force and effect.

12	COVENANTS AND WARRANTIES

12.1	In consideration of the payment of £100, which is subject to deductions for income tax at the basic rate following issue of the Employee’s P45 and national insurance to be paid within 21 days of the Company receiving a copy of this Agreement signed by the Employee and the letters referred to at clauses 6 and 9, but in any event following the Departure Date, the Employee undertakes:

12.1.1	to keep the terms of this Agreement, and the circumstances giving rise to this Agreement, confidential and not to disclose or reveal its terms to any person other than the Adviser, the Employee’s immediate family (subject to the Adviser and the Employee’s immediate family maintaining confidentiality), any insurance provider, HM Revenue & Customs or otherwise as required by operation of law for by any regulatory body; and

12.1.2	not to make or cause to be made (whether directly or indirectly) any statements or announcements (whether orally or in writing) about the Company which are disparaging, detrimental, likely to bring the Company into disrepute or in any way untruthful; and

12.1.3	not to make, or cause to be made, (whether directly or indirectly) any statement or comment to the press or other media relating to his employment with the Company, or its termination, or the loss of any directorships or other offices with the Company, without the prior written consent of THE Chief Executive Officer of the Company; and

12.1.4	not to use, divulge or communicate to any person firm or company, or otherwise make use of in any way, any Confidential Information. “Confidential Information” means confidential information of the Company which would be of value to a competitor or could reasonably enable a competitor to obtain an unfair advantage in trading in competition with the Company. It includes but is not limited to (a) research and development, (b) formulae, software and particular software applications, (c) lists and contact details of suppliers and their production and delivery capabilities, (d) lists and contact details of customers and details of their particular requirements, (e) costings, profit margins, discounts, rebates and other financial information, (f) marketing strategies and tactics, (g) plans relating to business development and sales including their timing, (h) the development of new products or services, (i) pricing, credit or payment policies or procedures and systems whether of the Company or any client, customer or supplier of the Company, (j) any other information which came into the Employee’s possession during the course of or by virtue of his employment with the Company and which was marked confidential or which was entrusted to him in circumstances such as to make it clear that it is intended to be confidential, provided that this obligation shall not apply to any disclosure of such information required by law or to any such information in the public domain (other than by the default of the Employee); and

12.1.5	that he will, at the request of the Company, assist it in any threatened or actual litigation concerning the Company where he has in his possession or knowledge any facts or other matters which the Company reasonably considers is relevant to such legal proceedings, (including but not limited to giving statements/affidavits, meeting with the Company’s legal and other professional advisers, attending any legal hearing and giving evidence). The Company shall reimburse the Employee for reasonable expenses properly incurred by him in giving such assistance, as are agreed by the Company.

For the purposes of this clause 12.1 all references to the Company shall (where the context permits) include a reference to any Group Company and to all directors, employees, agents, contractors or shareholders of the Company or any Group Company.

12.2	The Employee by signing this Agreement warrants that he has not at any time prior to execution of this Agreement done any act which if done after the execution of this Agreement, would be a breach of any of sub-clauses 12.1.1 to 12.1.4 hereof.

12.3	The Employee warrants that he has not up to the date of execution of this Agreement either accepted an offer of another employer or been made an offer (whether in writing or orally).

12.4	In consideration of the Employee entering into this Agreement the Company hereby undertakes to use its reasonable endeavours to ensure that Graham Weston, Lanham Napier, Tiffany Lathe, Fabio Torlini and David Belle Isle do not make, or cause to make, any derogatory statements or comments about the Employee.

12.5	The Employee and Company agree that the Company shall respond to any enquiries regarding the Employee’s departure in the form which appears at Annex 3 or in a manner consistent therewith, and shall procure that any other announcements regarding the Employee’s departure shall be undertaken in a similar manner.

13	GENERAL

13.1	Although marked “Without Prejudice” and “Subject to Contract”, once signed by the parties this Agreement shall have full force and effect and may be disclosed in evidence and may be referred to in any proceedings brought to enforce any term of this Agreement.

13.2	The term Group Company means Rackspace Benelux B.V and Rackspace Benelux Coöperatie U.A and any subsidiary or holding company of the Company and any other subsidiary of any such holding company, in each case from time to time (“subsidiary” and “holding company” having the meanings set out in section 1159 of the Companies Act 2006 (as amended from time to time)) and “Group Companies” shall be construed accordingly.

13.3	References to statutes or statutory provisions shall be construed to include references to those statutes or provisions as amended or re-enacted (whether with or without modification) from time to time or as their application is modified by other provisions (whether before or after the date of this Agreement) and shall include any statute or provision of which they are re-enactments (whether with or without modification) and shall also include any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

13.4	Unless expressly stated to the contrary in this Agreement, the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible.

13.5	Any Group Company shall each be entitled, pursuant to the Contracts (Rights of Third Parties) Act 1999 (“TPA”) in its own right to the benefit of and to enforce the provisions of this Agreement, subject to and in accordance with the provisions of this Agreement and the TPA but the parties to this Agreement shall not be required to obtain the consent of any Group Company in order to rescind or vary this Agreement or any provision of it (for the avoidance of doubt including this clause 13.5). Save as set out in this clause 13.5, no provision of this Agreement shall be enforceable by any person who is not a party to it pursuant to the TPA but this does not affect any right or remedy of any such party which exists or is available independently of the TPA.

13.6	This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Courts of England and Wales for the determination of all disputes or claims which may arise out of or in connection with this Agreement

AS WITNESS the hands of the parties hereto or their duly authorised representatives the date first above written

Signed by DAVID BELLE ISLE for	)	/s/ DAVID BELLE ISLE
and on behalf of RACKSPACE	)
LIMITED

Signed by DOUG LOEWE	)	/s/ DOUG LOEWE
EMPLOYEE	)

ANNEX 1

ADVISER’S LETTER PURSUANT TO CLAUSE 6

Strictly Private and Confidential Addressee Only

To:

Tiffany Lathe

Rackspace Limited

4 The Square

Stockley Park

Uxbridge

UB11 1EA

Dear Ms Lathe

I, David Williams of Kemp Little LLP, Cheapside House, 138 Cheapside, London, EC2V 6BJ, confirm that I have given independent legal advice to Doug Loewe of Flat 6, Queens Court, 25-27 Earl’s Court Square, London, SW5 9DA as to the terms effected in the attached agreement of 26 June 2008 (the Agreement) and in particular, whether Doug Loewe has any Statutory Claims (as defined in clause 5.4 of the Agreement), and the effect of the Agreement on his ability to pursue such Statutory Claims as he may have in an Employment Tribunal, in accordance with the relevant provisions of section 203(3) Employment Rights Act 1996 (as amended), section 77(4A) Sex Discrimination Act 1975 (as amended), section 72(4A) Race Relations Act 1976, section 9(3) Disability Discrimination Act 1995, Regulation 35 of the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 35 of the Employment Equality (Religion or Belief) Regulations 2003, section 288 Trade Union and Labour Relations (Consolidation) Act 1992 (as amended), section 49(4) National Minimum Wage Act 1998, regulation 35(2) Working Time Regulations 1998, regulation 41(3) Transnational Information and Consultation of Employees Regulations 1999 and regulation 9 Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000 and paragraph 2(2) of Schedule 5 of the Employment Equality (Age) Regulations 2006.

I also warrant and confirm that I am a solicitor of the Supreme Court, who holds a valid practising certificate and whose firm is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by Doug Loewe in respect of any loss arising in consequence of such advice that I have given to him in connection with the terms and effect of the Agreement, (subject to any uninsured, deductible or excess).

Yours sincerely

/s/ David Williams
David Williams

ANNEX 2

RESIGNATION AS A DIRECTOR

Strictly Private and Confidential Addressees only

To:	The Directors of Rackspace
The Directors of Rackspace Benelux B.V
The Directors of Rackspace Benelux Coöperatie U.A

26 June 2008

Dear Sirs

Resignation as a Director

I am writing to resign as a director of each of the Company and Rackspace Benelux B.V and Rackspace Benelux Coöperatie U.A (the “Benelux Companies”) with immediate effect. I confirm that I do not hold any other offices or directorships in relation to the Company or any of its Group Companies. I instruct and irrevocably authorise you, as my agent, to convey and effect such resignations to each of the Benelux Companies, by sending a copy of this letter to the respective Boards of Directors.

I irrevocably confirm that I have no claims against the Company, the Benelux Companies or any Group Company, or its or their respective officers, employees and shareholders in respect of loss of office as a director of the Company and of the Benelux Companies, and, insofar as any such claim may exist, I irrevocably waive it and release the Company, the Benelux Companies and all Group Companies and its and their respective officers, employees and shareholders from any liability in respect thereof.

The expression “Group Company” in this letter is as defined in clause 13.2 of an Agreement entered into between Rackspace Limited and me dated 26 June 2008.

EXECUTED as a DEED by the said	)	/s/ DOUG LOEWE
DOUG LOEWE in the presence of:	)

WITNESS

Signature	S - 2

Name

Address: (SELF)	SERGI BERNAT CAPDEVILA C/ ARIBAU 133 08036 BARCELONA CATALUNYA, UE

Occupation

ANNEX 3

AGREED FORM ANOUNCEMENT

Q: I hear that Doug Loewe has left Rackspace. Is that correct and what has happened?

Response: Yes, Doug has left the company by mutual consent Doug has played a key role in the expansion of Rackspace EMEA but at this time both sides felt our continued focus on service excellence would best be served by a change in leadership. We have wished Doug well in his future endeavours.

Q: So who is in charge now?

Response: In the interim Troy Toman, Vice President of Operations and Customer Care will lead the EMEA operation backed by all the existing members of the Leadership Team.

Q: Who is going to be taking over long term and when will that be?

Response: Rackspace has begun the search for a new MD EMEA but we have not put a timescale on this important piece of work.

Q: What does this mean to me as a customer and will my service be affected?

Response: Your service levels will remain high and Fanatical Support is at the heart of everything we do.

Q: Will this affect my account team in any way?

Response: There are no changes planned to team structure and your account team will remain in place.